Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

SERIES J-2 Non-Voting Non-Convertible Redeemable

PREFERRED STOCK

OF

fte NETWORKS, inc.

I, the undersigned, hereby certify that I am the Interim Chief Executive Officer of FTE Networks, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

FIRST: The original articles of incorporation of the Corporation were filed with the Secretary of State of Nevada on May 22, 2000, amended and restated on February 15, 2008, and amended and restated on April 24, 2008. The articles of incorporation of the Corporation as such may be amended or restated from time to time, are referred to herein as the “Articles of Incorporation.”

SECOND: The Certificate of Designation of Series B Preferred Stock was filed with the Secretary of State of Nevada on June 19, 2008, and amended and restated on July 14, 2008.

THIRD: The Certificate of Designation of Series C Preferred Stock was filed with the Secretary of State of Nevada on March 25, 2011, amended on May 11, 2011, and further amended on October 14, 2011.

FOURTH: The Certificate of Designation of Series D Preferred Stock was filed with the Secretary of State of Nevada on June 17, 2013.

FIFTH: The Certificate of Designation of Series E Preferred Stock was filed with the Secretary of State of Nevada on June 17, 2013.

SIXTH: The Certificate of Designation of Series F Preferred Stock was filed with the Secretary of State of Nevada on November 2, 2015.

SEVENTH: The Certificate of Designation of Series G Preferred Stock was filed with the Secretary of State of Nevada on December 4, 2017.

EIGHTH: The Certificate of Designation of Series H Preferred Stock was filed with the Secretary of State of Nevada on June 28, 2019.

NINTH: The Certificate of Designation of Series I Preferred Stock was filed with the Secretary of State of Nevada on December 19, 2019.

TENTH: The Certificate of Designation of Series J-1 Preferred Stock was duly adopted in accordance with the Articles of Incorporation and NRS Section 78.1955 by the Board of Directors of the Corporation on March 15, 2021.

ELEVENTH: This Certificate of Designation of Series J-2 Preferred Stock was duly adopted in accordance with the Articles of Incorporation and NRS Section 78.1955 by the Board of Directors of the Corporation on March 15, 2021. No shares of Series J-2 Preferred Stock have been issued as of the date hereof.

TWELFTH: This Certificate of Designation of Series J-2 Preferred Stock is as follows:

1. Designation and Amount.

(a) Number of Shares. There is hereby created from the Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), authorized under the Articles of Incorporation, a series of preferred stock designated as Series J-2 Preferred Stock, par value $0.01 per share (the “Series J-2 Preferred Stock”). The authorized number of shares of the Series J-2 Preferred Stock is One Thousand (1,000) shares (the “Authorized J-2 Shares”). Fractional shares may be issued. The Corporation shall not issue or grant more than the Authorized J-2 Shares.

(b) Reacquired Shares. The Corporation may at any time and from time to time in compliance with applicable law purchase shares of Class J-2 Preferred Stock on the open market, pursuant to a tender offer or otherwise, at such price or prices and other terms as it determines; provided that the Corporation may not make any such purchases at a time when there are accumulated but unpaid dividends for one or more past dividend periods. Any shares of Series J-2 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares of Series J-2 Preferred Stock and may be reissued, subject to any conditions and restrictions on issuance that may be set forth in the Articles of Incorporation or otherwise required by law.

(c) Rank. The Series J-2 Preferred Stock shall, with respect to voting rights, dividend rights, rights upon liquidation, winding up or dissolution, redemption rights and conversion rights, rank (i) junior to the Series A Preferred Stock, Series A-1 Preferred Stock (the “Senior Securities”), (ii) on a parity with the Series J-1 Preferred Stock and all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on parity with the Series J-2 Preferred Stock, including the Series I Preferred Stock; and (iii) senior to all other classes or series of the Corporation’s equity securities, currently outstanding or issued hereafter, including, the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to such Series J-2 Preferred Stock. Other than the issuance of shares of Series J-1 Preferred Stock and shares of Series I Preferred Stock (whether pursuant to the terms thereof as exist on the date of filing of this Certificate of Designation, or as the same may be amended hereafter), the Corporation shall not issue or grant any equity securities on parity with or senior to the Series J-2 Preferred Stock unless such issuance is approved in writing by the Required Series J-2 Holders. For purposes of this Section 1(c), the term “equity securities” shall not include convertible debt securities.

2. Voting. Except as otherwise provided herein, in the Articles of Incorporation or as required by law, after the first issuance of shares of the Corporation’s Series I Preferred Stock (the “Series I Issuance Date”), and so long as holders of the Series I Preferred Stock have the right to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Corporation, the holders of the shares of Series J-2 Preferred Stock shall be entitled to vote on all matters submitted or required to be submitted to a vote of the holders of the Common Stock and shall be entitled to Six Thousand Four Hundred and Five and one-half (6,405.5) votes per share of Series J-2 Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares or affecting the Common Stock. In each such case, except as otherwise required by law or expressly provided in Section 7 herein, the holders of shares of Series J-2 Preferred Stock, shares of Common Stock and other classes or series of voting capital stock shall vote together and not as separate classes. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Series J-2 Preferred Stock beneficially owned by any particular holder) shall be rounded down to the nearest whole number. At such time after the Series I Issuance Date as no further shares of Series I Preferred Stock are outstanding, the voting rights of the Series J-2 Preferred Stock set forth in this Section 2 shall be permanently extinguished, and the Series J-2 Preferred Stock shall not thereafter have any voting rights notwithstanding the fact that shares of Series I preferred stock may be issued or sold by the Corporation thereafter.

3. Dividends. The holders of Series J-2 Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

4. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series J-2 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after payment shall be made to the holders of the Senior Securities, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series J-2 Preferred Stock, by reason of their ownership thereof, an amount equal to Ten Thousand dollars ($10,000.00) per share (or any fractional amount thereof for any fractional share), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares.

(b) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series J-2 Preferred Stock the full preferential amounts to which they shall be entitled, the holders of Series J-2 Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series J-2 Preferred Stock shall share ratably in any distribution of the available assets and funds of the corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

5. Conversion Rights. The shares of Series J-2 Preferred Stock shall have no conversion rights.

6. Redemption Rights.

(a) Holders’ Optional Redemption. The Series J-2 Preferred Stock shall not be redeemable prior to December 31, 2022, except as described in this Section 6. At any time on or after December 31, 2022, the holders of not less than a majority of the outstanding Series J-2 Preferred Stock (the “Required Series J-2 Holders”) shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series J-2 Preferred Stock immediately redeemed by the Corporation for a price per share equal to Ten Thousand dollars ($10,000.00) for such share of Series J-2 Preferred Stock (or any fractional amount thereof for any fractional share), plus all declared and unpaid dividends on such share, if any (the “Redemption Price”) by delivery of a written notice to the Corporation (the “Holders’ Redemption Notice”). Any such redemption shall occur not more than 30 days following receipt by the Corporation of the Holders’ Redemption Notice.

(b) Change in Control Redemption. If at any time after the date hereof there shall have been a Change in Control (as defined below), the Corporation shall promptly (and in any event within 30 days of the consummation) give written notice of the Change of Control to all holders of record of the shares of Class J-2 Preferred Stock, which notice shall reference the holders’ redemption right pursuant to this Section 6(b) (a “Change in Control Notice”). Upon receipt of a Change in Control Notice, the Required Series J-2 Holders shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series J-2 Preferred Stock immediately redeemed by the Corporation for a price per share equal the Redemption Price by delivery of a written notice to the Corporation (the “Holders’ CIC Notice”). Any such redemption shall occur not more than 30 days following receipt by the Corporation of the Holders’ CIC Notice.

(c) Binding Effect on All Series J-2 Preferred Shares. Upon receipt by the Corporation of either the Holders’ Redemption Notice or Holders’ CIC Notice, all holders of Series J-2 Preferred Stock shall be deemed to have elected to have all of their shares of Series J-2 Preferred Stock redeemed pursuant to this Section 6 and such election shall bind all holders of Series J-2 Preferred Stock.

(d) Definition of Change in Control. For purposes of Section 6(b), a Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(i) The acquisition in one or more transactions, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934, as amended, the “Exchange Act”)) (other than the Corporation, an affiliate of the Corporation or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or an affiliate of the Corporation, any Series J-2 Holder or any of their respective affiliates or associates (within the meaning of the Exchange Act), Alex or Antoni Szkaradek or any of their respective affiliates or associates, or any individual, entity or group holding of record or beneficially more than five percent (5%) of the Common Shares as of February 1, 2021 or any of their respective affiliates or associates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of the Corporation’s voting securities in excess of 50% of the Corporation’s voting securities;

(ii) The consummation of a reorganization, merger or consolidation involving the Corporation, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock and the Corporation’s voting securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the outstanding common stock and the Corporation’s voting securities immediately prior to such reorganization, merger or consolidation, as the case may be;

(iii) The consummation of a sale or other disposition of all or substantially all the assets of the Corporation, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock and the Corporation’s voting securities immediately prior to such sale or disposition, following such sale or disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the outstanding common stock and the Corporation’s voting securities immediately prior to such sale or disposition, as the case may be; or

(iv) a complete liquidation or dissolution of the Corporation.

7. Votes to Issue, or Change the Terms of Shares of Series J-2 Preferred Stock. Any amendment to this Certificate of Designation shall be effective upon (i) the approval of the Board of Directors of the Corporation and (ii) the affirmative vote of the holders of the Required Series J-2 Holders at a meeting duly called for such purpose, or by the written consent without a meeting of such holders. No vote of any other class or series of capital stock of the Corporation shall be required to amend this Certificate of Designation. The affirmative vote of the Required Series J-2 Holders shall be required for any amendment to the Corporation’s Articles of Incorporation which would adversely affect any of the powers, designations, preferences and rights of the shares of Series J-2 Preferred Stock.

8. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing shares of Series J-2 Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder of Series J-2 Preferred Stock to the Corporation in customary form and in the case of mutilation, upon surrender and cancellation of the certificate(s) representing shares of Series J-2 Preferred Stock, the Corporation shall execute and deliver new preferred share certificate(s) of like tenor and date.

9. Notices. Whenever notice is required to be given hereunder, unless otherwise provided herein, such notice shall be given in writing and will be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given (a) if to the Corporation, at the Corporation’s executive offices or (b) if to a holder of the Series J-2 Preferred Stock, at the address set forth on Corporation’s books and records.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series J-2 Preferred Stock of FTE Holdings, Inc. to be signed by its Chief Executive Officer on this [__] day of March. 2021.

By:
Name:	Michael P. Beys
Title:	Interim Chief Executive Officer